Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm

Credit Suisse AG

Zurich, Switzerland

Re: Registration Statement No. 333-180300

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated July 31, 2014 related to our review of interim financial information of Credit Suisse AG as of June 30, 2014 and for the six-month periods ended June 30, 2014 and 2013.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

Simon Ryder                        Anthony Anzevino

Licensed Audit Expert           Global Lead Partner

Zurich, Switzerland

July 31, 2014

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